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                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


                                              Contact:     Katharina Manok
                                                             Gunther Braun
                                                               ROFIN-SINAR
                                                              734-416-0206
                                                                 - or -
                                                     011-49-40-733-63-4256


     ROFIN-SINAR REPORTS RESULTS FOR SECOND QUARTER FISCAL YEAR 2012


Plymouth, MI / Hamburg, Germany -- May 3, 2012 -- ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its second fiscal quarter and six months ended March 31, 2012.


FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

                     Three months ended             Six months ended
                    3/31/12   3/31/11    % Change   3/31/12  3/31/11  % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $129,434  $136,206   -   5 %   $261,004  $273,338  -   5 %
Net income          $  8,033  $ 12,691   -  37 %   $ 16,110  $ 27,569  -  42 %
Earnings per share
  "Diluted" basis   $   0.28  $   0.43   -  35 %   $   0.56  $   0.95  -  41 %

The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.8 million and 29.3 million for each of the fiscal quarters and 28.8 million and 29.1 million for the six month periods ended March 31, 2012 and 2011, respectively.

"The weak economic environment which we faced at the end of calendar year 2011 carried over into the early part of 2012, leading to a slow start to our second quarter. During the quarter, however, we experienced recovered demand from the machine tool industry as well as a solid business in the medical device and solar industries, whereas sales to the electronics industry declined. We were able to improve gross margins on a sequential basis due to a favorable product mix and improved manufacturing cost," commented Gunther Braun, CEO and President of RSTI. "The cost reduction program for our fiber laser product portfolio is on track and we are cautiously optimistic, given the current booking trend with strong order entry in February and March, that we will deliver better results in the upcoming quarters."







(page)
FINANCIAL REVIEW

- Second Quarter -

Net sales totaled $129.4 million for the second quarter ended March 31, 2012, a 5% decrease over the comparable quarter of fiscal year 2011. Gross profit totaled $48.8 million, or 38% of net sales, compared to $54.8 million, or 40% of net sales, in the same period of fiscal year 2011. RSTI net income amounted to $8.0 million, or 6% of net sales, compared to $12.7 million, or 9% of net sales, in the comparable quarter last fiscal year. The diluted per share calculation equaled $0.28 for the quarter based upon 28.8 million weighted-average common shares outstanding, compared to the diluted per share calculation of $0.43 based upon 29.3 million weighted-average common shares outstanding for the same period last fiscal year.

SG&A expenses in the amount of $26.4 million represented 20% of net sales and increased by $0.3 million compared to last fiscal year's quarter. Net R&D expenses increased by $0.6 million to $10.1 million (8% of net sales), compared to $9.5 million (7% of net sales) in the second quarter of fiscal year 2011.

Sales of laser products used for macro applications decreased by 9% to $50.9 million and accounted for 39% of total sales. Sales of lasers for marking and micro applications decreased by 6% to $62.3 million and represented 48% of total sales. Sales of components increased by 13% to $16.2 million and represented 13% of total sales.

On a geographical basis, revenues in North America increased by 12%, totaling $28.0 million, whereas net sales decreased by 13% in Europe, to $59.9 million, and by 3% in Asia, to $41.5 million.


- Six Months -

For the six months ended March 31, 2012, net sales totaled $261.0 million, a decrease of $12.3 million, or 5%, over the comparable period in 2011.
The fluctuation of the US dollar, mainly against the Euro, resulted in a decrease in net sales of $1.1 million for the six month period. Gross profit for the period was $95.8 million, $15.3 million lower than in the same period in 2011. RSTI net income for the six month period ended March 31, 2012, totaled $16.1 million. The diluted per share calculation equaled $0.56 for the six month period based upon 28.8 million weighted-average common shares outstanding.

Net sales of lasers for macro applications decreased by $9.7 million, or 9%, to $97.3 million, while net sales of lasers for marking and micro applications decreased by $3.6 million, or 3%, to $134.9 million. Sales of components of $28.8 million increased by $1.0 million, or 4%, versus the comparable period in fiscal year 2011.

On a geographical basis, net sales in North America in the first six months increased by 7% and totaled $54.9 million (2011: $51.5 million). In Europe, net sales decreased by 7% to $119.3 million (2011: $128.3 million) and in Asia, net sales decreased equally by 7% to $86.8 million (2011: $93.5 million).







(page)

- Backlog -

Order entry for the quarter decreased by 13% to $138.8 million compared to the second quarter of fiscal year 2011 and resulted in a backlog of $153.3 million as of March 31, 2012, mainly for laser products. As of March 31, 2012, ROFIN-SINAR had a book-to-bill ratio for the second quarter of 1.07 for the second quarter.


- Outlook -

For the third quarter ending June 30, 2012, the Company expects revenues to be in the range of $130 million to $135 million and earnings per share to be in the range of $0.27 to $0.30. Actual results may differ from this forecast and are subject to the safe harbor statement discussed in more detail below.


With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, ROFIN-SINAR Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore, and China, ROFIN-SINAR is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 42,000 laser units installed worldwide and serves more than 4,000 customers. ROFIN-SINAR'S shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on ROFIN-SINAR'S home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM EST, today, Thursday, May
3, 2012. This call is also being broadcast live over the internet in listen-only mode. The record will be available on the Company's home page for approximately 90 days. For a live webcast, please go to http:/www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Bryan Degnan at King Worldwide in New York at +1-212-889-4350 or Miles Chapman at King Worldwide in London +44(0) 207 614 2900).




                              (Tables to follow)


















(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                    Three months            Six months
                                       Ended                   Ended
                                    (unaudited)             (unaudited)
                               ----------------------  ----------------------
                                3/31/12      3/31/11     3/31/12     3/31/11
                               ----------  ----------  ----------  ----------
-Macro                         $  50,910   $  55,653   $  97,265   $ 107,016
-Marking/Micro                    62,346      66,279     134,921     138,500
-Components                       16,178      14,274      28,818      27,822
                               ----------  ----------  ----------  ----------
Net sales                        129,434     136,206     261,004     273,338
Cost of goods sold                80,595      81,436     165,221     162,201
                               ----------  ----------  ----------  ----------
    Gross profit                  48,839      54,770      95,783     111,137
Selling, general, and
    administrative expenses       26,384      26,053      51,102      51,669
Intangibles amortization             536         644       1,137       1,286
Research and development expenses 10,102       9,502      20,625      18,129
                               ----------  ----------  ----------  ----------
    Income from operations        11,817      18,571      22,919      40,053

Other income (expense)               478     (   699)      1,569         217
                               ----------  ----------  ----------  ----------
    Income before income tax      12,295      17,872      24,488      40,270

Income tax expense                 4,079       5,074       8,036      12,382
                               ----------  ----------  ----------  ----------
    Net Income                     8,216      12,798      16,452      27,888
                               ----------  ----------  ----------  ----------
Net income attributable to
      non-controlling interest       183         107         342         319
                               ----------  ----------  ----------  ----------
Net income attributable to
      RSTI                      $  8,033    $ 12,691    $ 16,110    $ 27,569
                               ==========  ==========  ==========  ==========
Net income attributable to RSTI per share
  "diluted" basis *             $   0.28    $   0.43    $   0.56    $   0.95
  "basic" basis **              $   0.28    $   0.45    $   0.57    $   0.97


* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.8 million and 29.3 million for each of the fiscal quarters and 28.8 million and 29.1 million for the six month periods ended March 31, 2012 and 2011, respectively.

** The basic per share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.5 million for both fiscal quarters and 28.5 million and 28.4 million for the six month periods ending March 31, 2012 and 2011, respectively.







(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

                                                     3/31/12       9/30/11
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $ 105,450      $ 130,376
  Trade accounts receivable, net                      90,873        119,391
  Inventories net                                    203,617        188,847
  Other current assets                                28,911         28,655
                                                   -----------    ----------
    Total current assets                             428,851        467,269
                                                   -----------    ----------
  Net property and equipment                          73,592         65,554
  Other non-current assets                           134,230        121,123
                                                   -----------    ----------
    Total non-current assets                         207,822        186,677
                                                   -----------    ----------
    Total assets                                   $ 636,673      $ 653,946
                                                   ===========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $   4,895      $   8,121
  Accounts payable, trade                             22,708         27,082
  Other current liabilities                           73,147         98,738
                                                   -----------     ---------
    Total current liabilities                        100,750        133,941
  Long-term debt                                      13,801         14,742
  Other non-current liabilities                       27,005         26,646
                                                   -----------     ---------
    Total liabilities                                141,556        175,329
                                                   -----------     ---------
    Net stockholders' equity                         495,117        478,617
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 636,673      $ 653,946
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as "we are cautiously optimistic, given the current booking trend with strong order entry in February and March, that we will deliver better results in the upcoming quarters" or "for the third quarter ending June 30, 2012, the Company expects revenues to be in the range of $130 million to $135 million and earnings per share to be in the range of $0.27 to $0.30" is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set fourth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.